UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2006

COMPETITIVE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-76630	65-1146821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3751 Merced Drive, Suite A Riverside, CA	92503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (951) 687-6100

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2006, Competitive Companies, Inc. (“CCI”) entered into an Asset Purchase Agreement with Voice, Video, and Data Services, Inc. (“VVDS”), a Wyoming corporation, wherein CCI agreed to sell its assets in the division doing business as “The Telephone Company”, an unincorporated entity operated as a division of CCI in the State of Kentucky.

CCI sold to VVDS all the assets of the division, which include but are not limited to: all existing inventory; contracts to sell telephone services in Kentucky; its rights under licenses and agreements; its vendor agreements; its office lease and physical property located in Kentucky; its copyrights, trademarks and tradenames; all regulatory rights and filings, all advertising and promotional material, and any names and addresses of the division’s customers. Additionally, VVDS agreed to assume any and all outstanding liabilities of the division.

As consideration for the sale, VVDS agreed to deliver 1,400,000 shares of CCI’s unregistered common stock, currently held by Mr. Russ Preston, who is the President of VVDS as well as a Director of CCI. CCI agreed to cancel the shares upon closing of the agreement. Furthermore, Mr. Preston agreed to deliver to CCI an additional 1,400,000 shares of CCI’s unregistered common stock, currently held in his name, to act as collateral for the payment of all outstanding liabilities assumed under the agreement. It was agreed these additional shares may be cancelled if VVDS does not pay off all outstanding liabilities on or before December 31, 2006.

Item 9.01 – Exhibits

(c) Exhibit.

Exhibit Number	Exhibit Title of Description
10.18	Asset Purchase Agreement between Competitive Companies, Inc. and Voice, Video, and Data Services, Inc., dated June 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPETITIVE COMPANIES, INC.

By:/s/ Henri Hornby

Henri Hornby, Chief Executive Officer

Date: July 7, 2006